UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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On May 6, 2009, Target Corporation issued the following news release:

TARGET CORPORATION MAILS LETTER TO SHAREHOLDERS

MINNEAPOLIS, May 06, 2009 – Target Corporation (NYSE:TGT) announced today that it is mailing a letter to shareholders in connection with the Company’s 2009 Annual Meeting of Shareholders to be held on May 28, 2009.

Following is the text of the letter from Gregg Steinhafel, Target’s Chairman, President and Chief Executive Officer, speaking on behalf of Target’s Board:

May 6, 2009

Dear Fellow Shareholder:

Target’s Annual Meeting on May 28, 2009, is fast approaching. You have the opportunity to vote now for Target’s independent nominees using the WHITE proxy card by telephone or Internet, or by signing, dating, and returning the WHITE proxy card in the postage paid envelope provided.  Please discard any gold proxy cards you receive from Pershing Square and vote the WHITE proxy card today.

Target’s Board has the strength, diversity, experience and qualifications to provide effective and independent oversight and direction to the company.  Each member of your Board is committed to delivering superior results and serving the best interests of ALL Target shareholders.

Your Board of Directors unanimously believes Target’s nominees – Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo – are the right nominees for your company.

TARGET HAS A CLEAR AND INNOVATIVE STRATEGY TO DELIVER STRONG
PERFORMANCE OVER TIME

Your Board and management team are fully engaged in driving Target’s overall strategy.  Target continues to deliver an exceptional guest experience which we believe will create substantial shareholder value.  Our Board and management are recognized as among the best in retail because of our focus on continuous innovation and differentiation.  We have created one of the most recognized brands in the United States through our distinctive marketing campaigns.  By remaining relevant to our guests and delivering on our “Expect More. Pay Less.” brand promise, we believe we will continue to generate substantial shareholder value over time.

In contrast, we believe Pershing Square has presented no plan for Target other than the risky real estate proposals that our Board rejected after careful consideration.  In fact, we believe that Pershing Square has changed its position and launched an attack on Target’s strategy and our Board of Directors in an effort to divert attention from Pershing Square’s risky real estate agenda.

TARGET HAS BEEN CONSISTENT AND TRANSPARENT SINCE THE BEGINNING
OF ITS RELATIONSHIP WITH PERSHING SQUARE

Target first met with Pershing Square in the summer of 2007, shortly after Pershing Square had announced an ownership stake in Target.  At that meeting, Bill Ackman of Pershing Square initially proposed that Target should undertake a form of hybrid partnership and sale arrangement involving our credit card receivables and use the proceeds, together with $7 to $8 billion of new debt, to expand and accelerate our existing share repurchase program.

We listened carefully to Pershing Square’s proposals and Target’s Board promptly began a review of potential ownership alternatives for Target’s credit card receivables and an analysis of its capital structure, including a review of the use of debt and the pace of share repurchase activity.

In November of 2007, the Target Board authorized a new $10 billion share repurchase program that preserved an appropriate capital structure and the company’s strong investment grade credit ratings.  In May of 2008, Target executed a sale of an undivided interest in 47 percent of its credit card receivables to JP Morgan Chase for $3.6 billion.  At the announcement of the JP Morgan Chase transaction, Pershing Square contacted Target and expressed approval and enthusiasm for the transaction.  However, in its proxy materials, Pershing Square criticizes Target’s credit card transaction.

We believe that Pershing Square has now changed its position on Target’s credit card transaction to divert attention from the real reason for its proxy contest.

TARGET WAS CONSISTENT AND TRANSPARENT IN ITS REVIEW AND
REJECTION OF PERSHING SQUARE’S REAL ESTATE PROPOSALS

Beginning in May 2008, Pershing Square advocated a series of real estate ideas, the latest of which we believe is essentially a leveraged recapitalization that would expose Target to $1.4 billion in annual lease payments for 75 years, which would increase each year for inflation.  We believe such a transaction would undermine our competitive position, damage our credit ratings and access to the capital markets, jeopardize our long-term strategy and create little, if any, value.  In November 2008, Target announced that after a comprehensive evaluation of various real estate structuring proposals outlined by Pershing Square, our Board had decided not to pursue Pershing Square’s real estate proposals further.

As part of Target’s full and complete review of Pershing Square’s proposals, we consulted with all three major debt ratings agencies, canvassed potential investors to assess market demand and the assumed valuation for the real estate security and listened to the perspective of Target’s shareholders.

We met numerous times with Pershing Square to discuss its real estate proposals, including a meeting between Bill Ackman of Pershing Square and several members of Target’s Board.  At those meetings, Target expressed its concerns to Pershing Square about the adverse effects of implementing Pershing Square’s proposals.  Pershing Square claims to have abandoned its risky real estate proposals.

We believe that Pershing Square has now changed its position on Target’s real estate to divert attention from the real reason for its proxy contest.

PERSHING SQUARE COMPLIMENTED TARGET’S CONSISTENT AND
TRANSPARENT SHAREHOLDER ENGAGEMENT, STRATEGY AND LEADERSHIP
– UNTIL PERSHING SQUARE’S REAL ESTATE PROPOSAL WAS REJECTED

From the time of Pershing Square’s disclosure of its first investment in Target until it launched its proxy contest, Pershing Square regularly praised Target’s leadership, alignment with shareholders and strategy for creating value.  Now, as part of its proxy contest, we believe Pershing Square has changed its position and is attacking Target’s Board and management to divert attention from the real reason for its proxy contest.

After Target’s Board rejected Pershing Square’s real estate proposals, Pershing Square expressed the desire for representation on Target’s Board of Directors and then started a proxy contest when Target’s independent Nominating Committee and Board determined not to nominate Pershing Square’s representatives.  As recently as February 2009, at a meeting with Target, Bill Ackman pressed Target to implement his real estate proposal, and stated that he believed he needed to join Target’s Board to be able to effectively express his point of view.  Pershing Square now claims that the proxy fight is not about its risky real estate proposals.

We believe that Pershing Square’s sizable short-term derivatives positions, which expire in less than two years, create an incentive to favor risk taking to affect short-term share price performance — such as Pershing Square’s heavily promoted REIT proposal which we view as unsound and not in the best interests of Target and its shareholders.

We believe Pershing Square has launched its proxy contest because of Target’s rejection of its risky real estate proposals and that, if it is successful in its proxy contest, Pershing Square will continue to push those risky proposals.  As a result, we believe Pershing Square’s interest in Target is not aligned with our other shareholders.

VOTE FOR YOUR BOARD’S NOMINEES ON THE WHITE PROXY CARD TODAY
TO DEFEAT PERSHING SQUARE’S PROXY CONTEST

We urge you to vote FOR Target’s nominees using the WHITE proxy card today. Your Board of Directors unanimously believes Target’s nominees – Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo – are the right nominees for your company.

Your Board and management team have a strong track record of success and a clear strategy for sustaining Target’s competitive advantage, driving continued profitable growth and creating substantial shareholder value over time.

We urge you to support your Board and management by voting FOR the proposal that sets the size of your Board at 12 directors and FOR the four nominees proposed by the Board, using the enclosed WHITE proxy card, and not to return any gold proxy cards sent to you by Pershing Square.

If you vote using a proxy card sent to you by Pershing Square, you can subsequently revoke it by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage paid envelope provided. Remember, only your last dated proxy will count – any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

If you have any questions, please contact MacKenzie Partners, Inc. or Georgeson, which are assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 866-295-8105.

On behalf of Target’s Board of Directors, thank you for your continued support and interest in Target.

Sincerely,

/s/ Gregg Steinhafel

Gregg Steinhafel
Chairman, President and Chief Executive Officer

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on April 23, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding shareholder value.  Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of Target’s Form 10-K for the fiscal year ended January 31, 2009.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449